Exhibit 99.2

N e w s R e l e a s e CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Updated Guidance for Full Year 2012 Results

HOUSTON, TEXAS, July 23, 2012 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) announced today that for the full year 2012, adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) is expected to be in the range of $125 million to $130 million, compared to previous guidance of $135 million to $140 million. Gathering volumes for the full year 2012 are expected to be in a range of 575 to 625 million cubic feet per day (“MMcf/d”) and capital spending continues to be estimated at approximately $30 million, excluding acquisitions. The revised estimates include expected second quarter 2012 results that were impacted by delays in well completions and moderated drilling activity in dry gas areas for the remainder of the year. The revised guidance also includes nine months of contribution from the Marcellus Shale assets acquired through our joint venture at the end of the first quarter 2012, and the expected closing of the gathering and processing assets located in the liquids-rich area of the Barnett Shale to be acquired from certain subsidiaries of Devon Energy Corporation, for $90 million in the third quarter 2012.

“Although we have reduced the mid-point of our current Adjusted EBITDA guidance range by 7% from previous estimates, we continue to execute on our strategy to diversify our business,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “The acquisition we announced earlier today to acquire additional gathering and processing assets in the liquids-rich area of the Barnett Shale represents an excellent bolt-on to our existing system and partially offsets the impact of reduced drilling activity in dry gas areas that is occurring throughout the industry. The acquisition, which is anticipated to close in the third quarter 2012, is expected to be immediately accretive to cash flow. Given the combined impact of this acquisition with our joint venture in the Marcellus Shale that was completed at the end of the first quarter 2012, and performance from our existing systems, we expect distribution growth for the full year 2012 to be approximately 8% over 2011.”

Adjusted EBITDA is a non-generally accepted accounting principles (“non-GAAP”) financial measure. The accompanying schedule of this news release provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

-more-

NEWS RELEASE

About Crestwood Midstream Partners LP

Houston, Texas based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Fayetteville Shale in northwest Arkansas, the Haynesville/Bossier Shale in western Louisiana, the Granite Wash in the Texas Panhandle, the Avalon Shale in southeastern New Mexico and the Marcellus Shale in northern West Virginia. For more information about Crestwood, visit www.crestwoodlp.com.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows including, without limitation, changes in general economic conditions; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results.

NEWS RELEASE

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Full Year 2012 Adjusted EBITDA Guidance

Reconciliation of Net Income to Adjusted EBITDA

(in millions)

Net income		$38 to $43
Add:	Depreciation, amortization and accretion expense	$45
Add:	Interest expense	$35
Add:	Income tax provision	$1

EBITDA		$119 to $124
Add:	Non-recurring expenses (1)	$2
Deduct:	Equity earnings from Crestwood Marcellus Midstream (“CMM”)	($3)
Add:	35% of CMM’s Adjusted EBITDA	$7

Adjusted EBITDA		$125 to $130

(1)	Includes approximately $2 million of non-recurring expenses primarily related to due diligence activities of a potential acquisition that is not expected to be completed.

-end-